UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2009

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2008, the registrant announced that Dr. Yu Gong has resigned from his position as Chief Operating Officer of the registrant, effective January 10, 2009, to pursue entrepreneurial business opportunities. In connection with the resignation, on January 9, 2009, the registrant entered into a letter agreement with Dr. Gong that provides for the following:

•	Except for certain specified provisions, Dr. Gong’s June 2007 employment agreement with the registrant will terminate on January 10, 2009;

•	Dr. Gong will serve as a consultant to the registrant on strategic and major customer matters from January 11, 2009 until February 28, 2009 at a rate of $14,166 per month;

•

Dr. Gong agrees not to compete with the registrant until February 28, 2010. The non-competition provisions in the letter agreement will replace the non-competition provisions of Dr. Gong’s June 2007 employee non-competition, non-solicitation, confidential information and work product agreement with the registrant, but all other provisions of that agreement will remain in effect;

•	Dr. Gong’s existing health benefits and life insurance will be continued through February 28, 2009;

•	Dr. Gong will continue to receive a housing allowance through February 28, 2009;

•

Options held by Dr. Gong to purchase 37,564 shares of common stock of the registrant will continue to vest through March 30, 2009 in accordance with the applicable vesting schedules and these options, as well as any options Dr. Gong holds that have vested, will be exercisable by him until June 30, 2009;

•

Restricted stock units held by Dr. Gong that would otherwise be settleable upon vesting on February 28, 2009 by the registrant’s issuance to Dr. Gong of 6,250 shares of common stock of the registrant will instead not vest until July 31, 2009, and will be subject to forfeiture in the event of Dr. Gong’s non-compliance with any provision of the letter agreement or his employee non-competition, non-solicitation, confidential information and work product agreement; and

•

Dr. Gong will receive a bonus for the period from January 1, 2008 through December 31, 2008, to the extent that such bonuses are approved by the registrant’s Board of Directors for executive management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: January 13, 2009	SOHU.COM INC.

	By:	/s/ Carol Yu
Co-President and Chief Financial Officer